Exhibit 10.48

January 20, 2017

Eric R. Shander

Dear Eric:

Effective January 20, 2017, you will temporarily report directly to Jim Whitehurst, Red Hat, Inc.’s Chief Executive Officer (“CEO”). For the period of time that you report directly to Red Hat’s CEO, you will be eligible for benefits under Red Hat’s Senior Management Change in Control Severance Policy (the “CIC Severance Policy”), a copy of which has been provided to you, with the exception of Section 5 of the CIC Severance Policy entitled “Additional Payment,” which shall not be applicable to you and is deleted in its entirety. In lieu of that provision, you will be entitled to the benefits set forth in Appendix A to this letter. You acknowledge and agree that your participation in, and eligibility for benefits under, the CIC Severance Policy will end in the event that you cease to report directly to Red Hat’s CEO. Any cash benefits that you are entitled to receive following a change-in-control event under the CIC Severance Policy shall be in lieu of any cash benefits you are entitled to receive under any individual employment agreement (other than an equity award agreement) between you and Red Hat, Inc. following a change-in-control event.

When signed by both parties, this letter will constitute an agreement between you and Red Hat, Inc., effective as of the date set forth above

RED HAT, INC.

/s/ DeLisa K. Alexander
By:	DeLisa K. Alexander
Its:	EVP and Chief People Officer
Date:	1/20/2017

AGREED TO AND ACCEPTED:

/s/ Eric Shander
By:	Eric Shander
Date:	1/20/2017

APPENDIX A

If payments under Section 4 of the CIC Severance Policy entitled “Computation of Severance Benefit” to you (“Covered Benefits”) or through other compensatory plans or arrangements (collectively with Covered Benefits, “Parachute Compensation”) (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any comparable successor provisions, and (ii) but for this provision would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then the Covered Benefits under the CIC Severance Policy shall be either (a) provided to you in full, or (b) provided to you as to such lesser extent that would result in the least portion of such Parachute Compensation being subject to the Excise Tax, whichever of the foregoing approaches, when taking into account applicable Federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, appears reasonably likely to result in your receipt, on an after-tax basis, of the greatest amount of Parachute Compensation, notwithstanding that all or some portion of such Parachute Compensation may be taxable under the Excise Tax.

The independent, certified public accounting firm serving as the Company’s independent auditor immediately prior to an event covered by Section 4999, or such other independent, certified public accounting firm, or a nationally recognized compensation consulting firm, as may be appropriate, selected by the Compensation Committee of the Company’s Board of Directors (the “Committee”), as constituted immediately prior to the event covered by Section 4999, will determine whether and to what extent payments under the CIC Severance Policy are required to be reduced in accordance with the preceding sentence. For purposes of the foregoing, any reduction or elimination of amounts and benefits contemplated herein shall be implemented by determining the “Parachute Payment Ratio” (as defined below) for each “parachute payment” and then reducing the “parachute payments” in order beginning with the “parachute payment” with the highest Parachute Payment Ratio. For “parachute payments” with the same Parachute Payment Ratio, such “parachute payments” shall be reduced based on the time of payment of such “parachute payments,” with amounts having later payment dates being reduced first. For “parachute payments” with the same Parachute Payment Ratio and the same time of payment, such “parachute payments” shall be reduced on a pro rata basis (but not below zero) prior to reducing “parachute payments” with a lower Parachute Payment Ratio. The term “Parachute Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable “parachute payment” that must be taken into account by the Executive for purposes of Section 4999(a) of the Code, and the denominator of which is the actual amount to be received by the Executive in respect of the applicable “parachute payment”. For example, in the case of an equity grant that is treated as contingent on the change in control because the time at which the payment is made or the payment vests is accelerated, the denominator shall be determined by reference to the fair market value of the equity at the acceleration date, and not in accordance with the methodology for determining the value of accelerated payments set forth in Treasury Regulation Section 1.280G-1Q/A-24(b) or (c).

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